EXHIBIT 99

MB Financial, Inc.
800 West Madison Street
Chicago, Illinois 60607
(888) 422-6562
NASDAQ:  MBFI

PRESS RELEASE

For Information at MB Financial, Inc. contact:
Jill York - Vice President and Chief Financial Officer
E-Mail:  jyork@mbfinancial.com

FOR IMMEDIATE RELEASE

MB FINANCIAL, INC. REPORTS SECOND QUARTER NET INCOME FOR 2007

CHICAGO, July 23, 2007 – MB Financial, Inc. (NASDAQ: MBFI), the holding company for MB Financial Bank, N.A. and Union Bank, N.A., announced today second quarter results for 2007.  The words “MB Financial,” “the Company,” “we,” “our” and “us” refer to MB Financial, Inc. and its wholly owned subsidiaries, unless we indicate otherwise.  We had net income of $21.0 million for the second quarter of 2007 compared to $18.1 million for the first quarter of 2007, an increase of 16.1%.  Fully diluted earnings per share for the second quarter of 2007 were $0.57 per share as compared to $0.49 per share for the first quarter of 2007.

On June 29, 2007, we entered into an agreement to sell our Oklahoma City-based subsidiary bank, Union Bank, N.A., to Olney Bancshares of Texas, Inc. for approximately $76.9 million which is based on Union Bank’s book value at closing plus a premium of $46.9 million.  The transaction, which is subject to customary closing conditions and regulatory approval, is expected to be completed within 120 days of the agreement date.  Prior to closing, Union Bank will sell to our lead subsidiary bank, Chicago-based MB Financial Bank, N.A., approximately $130 million in performing loans  previously purchased from and originated by MB Financial Bank (“Sale Loans”).  The sale of Union Bank, N.A., is intended to allow us to concentrate our resources on growth and expansion in the Chicago metropolitan market.

In accordance with FASB Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the financial position of Union Bank, is reflected on the Company’s balance sheets as “assets held for sale” and “liabilities held for sale”, and the results of operations of Union Bank are reflected in the Company’s statements of income as “discontinued operations.”

We estimate the post-closing impact of the Union Bank sale on our overall earnings per share will be minimal, as we anticipate that the lost income from Union Bank will largely be offset by additional income attributable to the loans that we will repurchase from Union Bank prior to closing and additional investment earnings on the sale proceeds.

Highlights for the quarter were as follows:

-
We enjoyed robust commercial loan growth in the second quarter.  Annualized commercial related loan growth was approximately 17%, driven by substantial growth in our commercial and lease loan categories.

-
Our credit quality improved during the second quarter.  Potential problem loans decreased from $32.0 million, or 0.63% of total loans, at March 31, 2007, to $21.3 million, or 0.41% of total loans, at June 30, 2007.  Non-performing loans decreased from $23.2 million, or 0.46% of total loans, at March 31, 2007, to $21.8 million, or 0.42% of total loans, at June 30, 2007.

-
Core funding increased by $41.9 million compared to the first quarter of 2007.  Additionally, our core funding has increased from 74% of total funding to 77% of total funding from September 30, 2006 to June 30, 2007.  See "Funding Mix" section below for further analysis.

-
The decline in our net interest margin has slowed.  Our net interest margin in the second quarter, expressed on a fully tax equivalent basis, was 3.31%, which was two basis points less than the first quarter of 2007 and was within the range of 3.30% to 3.38% previously communicated.  The originally communicated range included Union Bank, N.A.  Including Union Bank, our second quarter margin was 3.34% on a fully tax equivalent basis.

-	Non-core business transactions during the second quarter of 2007 included:

•
a pre-tax gain on the sale of artwork of $1.6 million that was acquired as a result of our acquisition of First Oak Brook Bancshares, Inc. (FOBB), parent of Oak Brook Bank, in the third quarter of 2006,

•	a pre-tax loss of $2.1 million on the sale of investment securities,
•	a pre-tax gain of $7.4 million on the sales of two properties (the former FOBB headquarters building and vacant land located near our Chicago West Loop office),
•	a $3 million contribution to the MB Financial Charitable Foundation,
•	a pre-tax gain of $300 thousand (net of severance payments) on the sale of our brokerage third party marketing business.

Non-core transactions increased our second quarter earnings by $2.8 million, net of tax.  Excluding these non-core items, our second quarter earnings were $0.50 per diluted share.  Non-core transactions increased our first quarter earnings by $590 thousand, net of tax.  Excluding these non-core transactions, our first quarter earnings were $0.47 per diluted share.

RESULTS OF OPERATIONS

Second Quarter Results

Net Interest Income

Net interest income on a tax equivalent basis increased $401 thousand from the first quarter of 2007 to the second quarter of 2007.  The increase in net interest income was primarily due to an increase in average earning assets and one additional day during the second quarter, partially offset by a two basis point decline in the net interest margin.

We have $61.7 million of junior subordinated notes issued to capital trusts with a fixed coupon rate of 8.6% outstanding that become callable at par in September 2007.  Given the current interest rates available on this type of debt, we anticipate calling these notes.  Based on the number of fully diluted shares outstanding as of June 30, 2007, we estimate that we would incur approximately $2 million, or $0.03 to $0.04 per diluted share, of additional interest expense in the third quarter of 2007 if these notes are called.

Assuming no significant changes in interest rates or balance sheet leverage, we estimate our net interest margin on a fully tax equivalent basis and excluding the impact of the call on junior subordinated notes, will range from 3.26% to 3.34% in the third quarter of 2007.  The estimated third quarter range declined from the estimated second quarter range primarily as a result of the exclusion of Union Bank, N.A., and assumes that the sale of Union Bank has not closed and the “Sale Loans” have not been transferred to MB Financial Bank.

See the supplemental net interest margin table for further detail.

Other Income

	Three months ended
	June 30,	March 31,	December 31,	September 30,
	2007	2007	2006	2006
Core other income:
Loan service fees	$1,388	$1,537	$1,278	$1,101
Deposit service fees	5,624	5,158	5,244	4,963
Lease financing, net	3,744	3,996	3,895	2,832
Brokerage fees	2,716	2,452	2,061	2,559
Trust and asset management fees	2,666	2,281	2,326	1,736
Increase in cash surrender value of life insurance	1,269	1,221	1,184	1,012
Merchant card processing	4,045	3,878	3,434	1,820
Other operating income	1,303	1,449	1,491	1,201
Total core other income	22,755	21,972	20,913	17,224

Non-core other income (1):
Gain on sale of third party brokerage business (A)	500	-	-	-
Gain on sale of artwork (D)	1,634	-	-	-
Gain on sale of properties (D)	7,439	-	-	-
Net gain (loss) on sale of other assets (D)	(14)	22	55	(296)
Net gain (loss) on sale of investment securities	(2,077)	(24)	82	(121)
Gain on sale of land trust business (B)	-	909	-	-
Gain on sale of indirect auto loans (C)	-	-	-	338
Increase in market value of assets held in trust for deferred compensation (C)	483	65	316	91
Total non-core other income	7,965	972	453	12

Total other income	$30,720	$22,944	$21,366	$17,236

(1)  Letters denote the corresponding line items where these non-core other income items reside in the consolidated statements of income as follows: A – Brokerage fees, B – Trust and asset management fees, C – Other Operating Income, and D – Net gain (loss) on sale of other assets.

Deposit service fees increased from the first quarter of 2007 to the second quarter of 2007, primarily due to enhancements made to our courtesy overdraft program and a fee increase that was implemented during the second quarter of 2007.  The increase in our core business brokerage fee income was primarily due to an increase in investment representative production during the second quarter of 2007 compared to the first quarter of 2007.  The increase in our core business trust and asset management fees was primarily due to an increase in fees generated during the second quarter from new customers and expansion of our existing customer relationships.

During the second quarter of 2007 we sold our third party brokerage business for initial cash consideration of $500 thousand.  Additional cash consideration of up to $500 thousand may be realized in the fourth quarter of 2007 contingent on customer retention by the buyer.  During the second quarter of 2007 we recorded approximately $2.0 million of brokerage fee revenue related to our third party brokerage business.  We expect a significant decrease in our brokerage fee revenue in the third quarter of 2007, offset by significant corresponding reductions in salaries and employee benefits and brokerage expense as a result of selling our third party brokerage business.  During the second quarter we realized a gain of $1.6 million on the sale of artwork that was acquired as a result of our acquisition of FOBB.  The total sale price of the artwork was $4.6 million.  During the second quarter of 2007 we sold two properties for a total gain of $7.4 million. One property sold was the former headquarters building of FOBB. The total sale price of the building and land was $14.65 million. As part of the transaction, MB Financial Bank agreed to lease back a portion of the building to serve our local retail and commercial customers.  We estimate that this sale will save us approximately $600 thousand in occupancy expense during the 2008 year, plus provide us the opportunity for additional earnings on the proceeds from the sale. The other property sold consisted of vacant land located near our Chicago West Loop office. The sale price was $10.5 million, and the operating expenses and cost savings from selling this property are minimal.  During the second quarter of 2007, we sold approximately $108.7 million in investment securities that resulted in a net loss of $2.1 million.  The securities sale will reduce our exposure to securities that we believed were economically inferior from an interest rate risk standpoint, and improve our portfolio performance in certain interest rate environments.  The increase in market value of assets held in trust for deferred compensation is recorded in other income and is offset by the same amount recorded as other expense.

Other Expense

	Three months ended
	June 30,	March 31,	December 31,	September 30,
	2007	2007	2006	2006
Core other expense:
Salaries and employee benefits	$26,130	$24,934	$26,645	$22,980
Occupancy and equipment expense	7,054	7,200	6,733	6,267
Computer services expense	1,857	1,817	1,746	1,627
Advertising and marketing expense	1,444	1,410	1,049	1,265
Professional and legal expense	656	530	368	713
Brokerage fee expense	1,403	1,271	1,087	1,405
Telecommunication expense	689	681	693	659
Other intangibles amortization expense	878	881	972	523
Merchant card processing	3,474	3,270	3,045	1,689
Other operating expenses	4,805	4,747	4,676	4,178
Total core other expense	48,390	46,741	47,014	41,306

Non-core other expense (1):
Vision severance payments (E)	200	-	-	-
Merger related severance and other salary and employee benefit expense (E)	-	-	-	364
Increase in market value of assets held in trust for deferred compensation (E)	483	65	316	91
Other merger related expenses (F)	-	-	-	139
Contribution to MB Financial Charitable Foundation (F)	3,000	-	-	-
Total non-core other expense	3,683	65	316	594

Total other expense	$52,073	$46,806	$47,330	$41,900

(1)  Letters denote the corresponding line items where the non-core other expense items reside in the consolidated statements of income as follows:  E – Salaries and employee benefits, and F – Other Operating Expenses

Core salaries and employee benefits increased from the first quarter of 2007 to the second quarter of 2007, primarily due to an increase in employee bonus expense of approximately $540 thousand as a result of lower bonus payouts in the first quarter of 2007, an increase in healthcare expense of approximately $315 thousand, and one additional day in the second quarter compared to the first quarter.  Merchant card processing expense and brokerage fee expense are highly correlated to merchant card processing income and brokerage fees and the increases are due to higher revenues in the second quarter.

Severance payments recorded in the second quarter of 2007 were related to the sale of our third party brokerage business.  The increase in market value of assets held in trust for deferred compensation is recorded in salaries and employee benefit expense, and is offset by the same amount recorded as other income.  During the second quarter we made a contribution to the MB Financial Charitable Foundation, which is dedicated to strengthening the communities where MB Financial Bank operates.

Income Taxes

Income tax expense from continuing operations for the three months ended June 30, 2007 increased $1.4 million to $8.4 million compared to $7.0 million for the three months ended March 31, 2007.  The effective tax rate was 30.0% and 29.1% for the quarters ended June 30, 2007 and March 31, 2007, respectively.

LOAN PORTFOLIO

The following table sets forth the composition of the loan portfolio as of the dates indicated (dollars in thousands):

	June 30,		March 31,		December 31,		September 30,
	2007		2007		2006		2006 (2)
	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total

Commercial related credits:
Commercial loans	$ 1,161,267	22%	$ 1,106,806	22%	$ 1,020,708	21%	$ 995,231	21%
Commercial loans collateralized by assignment of lease payments (lease loans)	437,581	9%	375,763	7%	392,063	8%	364,696	8%
Commercial real estate	1,601,329	31%	1,590,767	31%	1,573,144	32%	1,618,532	33%
Construction real estate	884,560	17%	841,065	18%	851,896	16%	812,477	16%
Total commercial related credits	4,084,737	79%	3,914,401	78%	3,837,811	77%	3,790,936	78%
Other loans:
Residential real estate	572,823	11%	578,431	12%	591,141	12%	528,358	11%
Indirect vehicle	131,308	2%	120,342	2%	110,573	2%	99,788	2%
Home equity	348,336	7%	363,967	7%	381,612	8%	385,922	8%
Consumer loans	52,302	1%	63,265	1%	50,357	1%	48,311	1%
Total other loans	1,104,769	21%	1,126,005	22%	1,133,683	23%	1,062,379	22%

Gross loans (1)	5,189,506	100%	5,040,406	100%	4,971,494	100%	4,853,315	100%
Allowance for loan losses	(59,058)		(58,705)		(58,983)		(58,439)
Net loans	$ 5,130,448		$ 4,981,701		$ 4,912,511		$ 4,794,876

(1)
Gross loan balances at June 30, 2007, March 31, 2007, December 31, 2006, and September 30, 2006 are net of unearned income, including net deferred loan fees of $2.9 million, $2.8 million, $3.0 million, and $3.6 million, respectively.

(2)
At September 30, 2006, there were approximately $70 million of Oak Brook Bank loans classified as commercial real estate loans.  As a result of the merger between MB Financial Bank and Oak Brook Bank in the fourth quarter of 2006, these loans were reclassified as residential real estate loans.

Commercial related credits increased by 17% on an annualized basis from March 31, 2007 to June 30, 2007.

ASSET QUALITY

The following table presents a summary of non-performing assets as of the dates indicated (dollar amounts in thousands):

	June 30, 2007	March 31, 2007	December 31, 2006	September 30, 2006
Non-performing loans:
Non-accrual loans (1)	$21,799	$23,222	$21,164	$19,477
Loans 90 days or more past due, still accruing interest	-	-	304	435
Total non-performing loans	21,799	23,222	21,468	19,912
Other real estate owned	111	319	2,844	36
Repossessed vehicles	188	61	192	260
Total non-performing assets	$22,098	$23,602	$24,504	$20,208
Total non-performing loans to total loans	0.42%	0.46%	0.43%	0.41%
Allowance for loan losses to non-performing loans	270.92%	252.80%	274.75%	293.49%
Total non-performing assets to total assets	0.28%	0.30%	0.31%	0.25%

(1)	There were no restructured loans at June 30, 2007, March 31, 2007, December 31, 2006 and September 30, 2006.

Below is a reconciliation of the activity in our allowance for loan losses for the periods indicated (dollar amounts in thousands):

	Three Months Ended

	June 30, 2007	March 31, 2007	December 31, 2006	September 30, 2006

Balance at beginning of period	$ 58,705	$ 58,983	$ 58,439	$ 42,988
Additions from acquisition	-	-	-	16,426
Provision for loan losses	3,000	3,813	3,500	4,000
Charge-offs	(4,046)	(4,354)	(4,056)	(6,352)
Recoveries	1,399	263	1,100	1,377
Balance	$ 59,058	$ 58,705	$ 58,983	$ 58,439
Total loans	$ 5,189,506	$ 5,040,406	$ 4,971,494	$ 4,853,315
Average loans	$ 5,099,822	$ 4,989,817	$ 4,873,821	$ 4,296,754
Ratio of allowance for loan losses to total loans	1.14%	1.16%	1.19%	1.20%
Net loan charge-offs to average loans (annualized)	0.21%	0.33%	0.24%	0.46%

The decrease in our provision and ratio of allowance for loan losses to total loans from the first quarter of 2007 to the second quarter of 2007 was primarily due to lower net charge-offs and improved credit quality in the second quarter compared to the first quarter.

Although management believes that adequate specific and general loan loss allowances have been established, actual losses are dependent upon future events and, as such, further additions to the level of specific and general loan loss allowances may become necessary.

We define potential problem loans as loans rated substandard or doubtful which are included on the watch list presented to our bank subsidiaries’ boards of directors that do not meet the definition of a non-performing loan (See “Asset Quality” section above for non-performing loans), but where known information about possible credit problems of borrowers causes management to have serious doubts as to the ability of such borrowers to comply with present loan repayment terms.  Our decision to include performing loans in potential problem loans does not necessarily mean that we expect losses to occur, but that we recognize potential problem loans carry a higher probability of default.  The aggregate principal amounts of potential problem loans were $21.3 million, or 0.41% of total loans as of June 30, 2007, and approximately $32.0 million, or 0.63% of total loans as of March 31, 2007.

The following is a summary of charge-offs and non-performing loans for the prior eighteen quarters (in thousands):

	Net Charge-Offs	Annualized Net Charge-Offs to Average Loans	End of Period Non-Performing Loans	Non-Performing Loans to Total Loans	Potential Problem Loans to Total Loans	Total Non-Performing Loans and Potential Problem Loans to Total Loans

2003 – 1st Qtr	$ 1,219	0.20%	$ 22,384	0.86%	1.56%	2.42%
2003 – 2nd Qtr	2,872	0.44%	$ 21,503	0.84%	1.15%	1.99%
2003 – 3rd Qtr	4,538	0.69%	$ 25,519	0.98%	1.04%	2.02%
2003 – 4th Qtr	1,524	0.23%	$ 21,073	0.79%	0.89%	1.68%
2003 – Full Year	$ 10,153	0.39%

2004 – 1st Qtr	$ 1,317	0.20%	$ 25,922	0.96%	1.45%	2.40%
2004 – 2nd Qtr	1,962	0.28%	$ 28,789	0.95%	1.34%	2.29%
2004 – 3rd Qtr	1,632	0.21%	$ 25,228	0.84%	1.45%	2.28%
2004 – 4th Qtr	2,416	0.31%	$ 22,571	0.71%	1.28%	1.99%
2004 – Full Year	$ 7,327	0.25%

2005 – 1st Qtr	$ 2,890	0.36%	$ 25,623	0.79%	0.81%	1.60%
2005 – 2nd Qtr	2,074	0.25%	$ 22,883	0.67%	0.59%	1.26%
2005 – 3rd Qtr	1,805	0.21%	$ 18,212	0.53%	0.67%	1.20%
2005 – 4th Qtr	1,346	0.16%	$ 20,171	0.58%	0.61%	1.19%
2005 – Full Year	$ 8,115	0.24%

2006 – 1st Qtr	$ 1,036	0.12%	$ 19,685	0.55%	0.66%	1.21%
2006 – 2nd Qtr	866	0.10%	$ 15,887	0.43%	0.88%	1.31%
2006 – 3rd Qtr	4,975	0.46%	$ 19,912	0.41%	0.45%	0.86%
2006 – 4th Qtr	2,956	0.24%	$ 21,468	0.43%	0.48%	0.91%
2006 – YTD	9,833	0.24%

2007 – 1st Qtr	$ 4,091	0.33%	$ 23,222	0.46%	0.63%	1.09%
2007 – 2nd Qtr	$ 2,647	0.21%	$ 21,799	0.42%	0.41%	0.83%

INVESTMENT SECURITIES AVAILABLE FOR SALE

The following table sets forth the fair value of our investment securities available for sale, by type of security as indicated (in thousands):

	At June 30, 2007	At March 31, 2007	At December 31, 2006	At September 30, 2006

U.S. Treasury securities (1)	$ 1,274	$ 7,280	$ 11,248	$ 12,232
Government sponsored agencies and enterprises	414,620	540,141	665,435	696,968
States and political subdivisions	386,040	366,865	370,036	343,321
Mortgage-backed securities	489,345	468,092	495,215	512,249
Corporate bonds	27,643	30,215	27,316	46,417
Equity securities	69,856	58,089	58,551	67,029
Debt securities issued by foreign governments	298	547	547	546
Total	$ 1,389,076	$ 1,471,229	$ 1,628,348	$ 1,678,762

(1)	Includes trading securities of $899 thousand at September 30, 2006

Our investment security portfolio continued to decrease, as a majority of Government sponsored agencies and enterprise securities that have been sold or matured have not been replaced due to the lack of attractive investment opportunities.  We had no securities classified as held-to-maturity or trading as of June 30, 2007.

FUNDING MIX

The following table shows the composition of our core and wholesale funding resources as of the dates indicated (dollars in thousands):

	June 30,		March 31,		December 31,		September 30,
	2007		2007		2006		2006
	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total

Core funding:
Non-interest bearing deposits	$ 879,338	13%	$ 856,106	13%	$ 924,371	14%	$ 856,508	13%
Money market and NOW accounts	1,221,893	18%	1,162,047	18%	1,040,818	16%	1,044,863	16%
Savings accounts	429,625	7%	447,697	7%	473,727	7%	487,133	7%
Certificates of deposit	2,270,184	34%	2,325,655	35%	2,332,571	35%	2,368,118	35%
Customer repurchase agreements	326,194	5%	293,785	4%	314,441	4%	192,038	3%
Total core funding	5,127,234	77%	5,085,290	77%	5,085,928	76%	4,948,660	74%

Wholesale funding:
Public funds deposits	327,560	5%	285,621	4%	239,492	4%	316,817	5%
Brokered deposit accounts	394,644	6%	425,683	6%	569,574	9%	672,263	10%
Other short-term borrowings	456,959	7%	428,631	7%	374,063	5%	280,885	4%
Long-term borrowings	186,322	3%	175,006	3%	245,880	4%	285,995	4%
Junior subordinated notes issued to capital trusts	166,657	2%	179,096	3%	179,162	2%	179,230	3%
Total wholesale funding	1,532,142	23%	1,494,037	23%	1,608,171	24%	1,735,190	26%

Total funding	$ 6,659,376	100%	$ 6,579,327	100%	$ 6,694,099	100%	$ 6,683,850	100%

We experienced a net increase in our lower cost core funding sources (non-interest bearing deposits, money market and NOW accounts, and savings accounts), and a net decrease in our higher cost core funding sources (certificates of deposit and customer repurchase agreements) from the first quarter of 2007 to the second quarter of 2007.  Additionally, our percentage of core funding to total funding has increased from September 30, 2006 to June 30, 2007.

On June 26, 2007, we called at par $12 million of junior subordinated notes issued to capital trusts with a floating coupon rate of 3 month LIBOR plus 3.45% that was acquired during the acquisition of FOBB.  We did not incur any significant expenses as a result of this transaction.

CAPITAL MANAGEMENT

On July 2, 2007, we announced our intention to expand our existing stock repurchase program from 1,000,000 to 2,000,000 of our outstanding shares in the open market or in privately negotiated transactions. As of June 30, 2007, we had repurchased 884,600 of our outstanding shares under this program.  The 115,400 shares remaining under our initial repurchase authorization and the additional 1,000,000 shares under our expanded authorization may be repurchased from time to time over a twelve-month period depending upon market conditions.

At June 30, 2007, our total risk-based capital ratio was 11.62%; Tier 1 capital to risk-weighted assets ratio was 10.09% and Tier 1 capital to average asset ratio was 8.25%, compared to 11.89%, 10.58% and 8.50%, respectively, at March 31, 2007.  The decrease in our risk-based capital ratios from the first quarter of 2007 to the second quarter of 2007 was primarily due to the increase in treasury stock.  MB Financial Bank, N.A. and Union Bank, N.A. were each categorized as “Well-Capitalized” under Federal Deposit Insurance Corporation regulations at June 30, 2007.

ASSET LIABILITY MANAGEMENT

Based on simulation modeling which assumes immediate changes in interest rates at June 30, 2007 and December 31, 2006, we believe that our net interest income would change over a one-year period due to changes in interest rates as follows (dollars in thousands):

Immediate	Change in Net Interest Income Over One Year Horizon
Changes in	At June 30, 2007		At December 31, 2006
Levels of	Dollar	Percentage	Dollar	Percentage
Interest Rates	Change	Change	Change	Change
+ 2.00%	$4,128	1.90%	$2,237	1.00%
+ 1.00	2,342	1.08	1,752	0.78
(1.00)	(9,091)	(4.19)	(2,574)	(1.15)
(2.00)	(13,154)	(6.06)	(8,683)	(3.89)

In addition to the simulation assuming an immediate change in interest rates above, we model many other scenarios including those with gradual changes in interest rates over a one-year period to evaluate our interest rate sensitivity.  Based on simulation modeling which assumes gradual changes in interest rates, we believe that our net interest income would change over a one-year period due to changes in interest rates as follows (dollars in thousands):

Gradual	Change in Net Interest Income Over One Year Horizon
Changes in	At June 30, 2007		At December 31, 2006
Levels of	Dollar	Percentage	Dollar	Percentage
Interest Rates	Change	Change	Change	Change
+ 2.00%	$2,094	0.96%	$1,589	0.71%
+ 1.00	1,215	0.56	1,245	0.56
(1.00)	(2,051)	(0.94)	(1,878)	(0.84)
(2.00)	(3,414)	(1.57)	(3,352)	(1.50)

In both the immediate and gradual interest rate sensitivity tables above, changes in net interest income between June 30, 2007 and December 31, 2006 reflect changes in the composition of interest earning assets and interest bearing liabilities, related interest rates, repricing frequencies, and the fixed or variable characteristics of the interest earning assets and interest bearing liabilities.

We also review our interest rate sensitivity under certain scenarios in which the general shape of the yield curve changes.  One such scenario is a gradual reversion to a normal yield curve, based on the mean value for the appropriate periods on the yield curve.  Gradual reversion to a normal yield curve assumes a gradual decrease in interest rates for 3 months and 1 year to 3.96% and 4.03% from 5.32% and 5.36%, respectively, and a gradual rise in long-term interest rates for 15 year and 30 year to 5.78% and 5.91% from 5.76% and 5.82%, respectively.  Under this scenario, our net interest income is projected to increase by $6.5 million or 2.97% over a one year period.

The assumptions used in our interest rate sensitivity simulations discussed above are inherently uncertain and, as a result, the simulations cannot precisely measure net interest income or precisely predict the impact of changes in interest rates on net interest income. Actual results will differ from simulated results due to timing, magnitude and frequency of interest rate changes as well as changes in market conditions and management strategies.

FORWARD-LOOKING STATEMENTS

When used in this press release and in filings with the Securities and Exchange Commission, in other press releases or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "believe," "will," "should," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "plans," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made.  These statements may relate to our future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial items.  By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements.

Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) the possibility that the sale of Union Bank will not be completed within the expected time frame, whether due to delays in receipt of regulatory approval for the transaction or the purchaser's inability to obtain all of the financing it needs to enable it to pay the purchase price; (2) expected cost savings and synergies from our merger and acquisition activities might not be realized within the expected time frames; (3) the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (4) competitive pressures among depository institutions; (5) interest rate movements and their impact on customer behavior and net interest margin; (6) the impact of repricing and competitors' pricing initiatives on loan and deposit products; (7) the ability to adapt successfully to technological changes to meet customers' needs and developments in the market place; (8) our ability to realize the residual values of our direct finance, leveraged, and operating leases; (9) our ability to access cost-effective funding; (10) changes in financial markets; (11) changes in economic conditions in general and in the Chicago metropolitan area in particular; (12) the costs, effects and outcomes of litigation; (13) new legislation or regulatory changes, including but not limited to changes in federal and/or state tax laws or interpretations thereof by taxing authorities; (14) changes in accounting principles, policies or guidelines; (15) our future acquisitions of other depository institutions or lines of business; (16) our deposit growth and deposit mix resulting from our new deposit gathering strategy may be less favorable than expected; and (17) the impact of the guidance prepared by the Office of the Comptroller of the Currency regarding concentrations in real estate lending.

We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

TABLES TO FOLLOW

MB FINANCIAL, INC. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
June 30, 2007, March 31, 2007, December 31, 2006,
September 30, 2006, and June 30, 2006
(Amounts in thousands, except common share data)
(Unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2007	2007	2006	2006	2006

ASSETS
Cash and due from banks	$153,496	$96,541	$142,207	$130,174	$95,193
Interest bearing deposits with banks	3,622	4,576	5,086	5,727	6,090
Federal funds sold	-	45,000	-	36,000	6,200
Investment securities available for sale	1,389,076	1,471,229	1,628,348	1,677,863	1,243,507
Trading securities	-	-	-	899	-
Loans held for sale	-	-	-	4,850	591
Loans (net of allowance for loan losses of $59,058 at June 30, 2007,
$58,705 at March 31, 2007, $58,983 at December 31, 2006,
$58,439 at September 30, 2006, and $42,988 at June 30, 2006)	5,130,448	4,981,701	4,912,511	4,794,876	3,658,983
Assets held for sale	375,149	410,840	393,608	404,067	396,987
Lease investments, net	80,353	71,308	80,258	65,646	66,331
Premises and equipment, net	184,090	196,525	194,618	192,039	144,078
Cash surrender value of life insurance	116,624	115,354	114,134	112,950	85,431
Goodwill, net	379,047	379,047	379,047	379,867	125,358
Other intangibles, net	27,097	27,975	28,856	29,828	12,118
Other assets	82,306	87,691	99,625	126,338	68,016

Total assets	$7,921,308	$7,887,787	$7,978,298	$7,961,124	$5,908,883

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits:
Noninterest bearing	$879,338	$856,106	$924,371	$856,508	$635,679
Interest bearing	4,643,906	4,646,703	4,656,182	4,889,194	3,502,345
Total deposits	5,523,244	5,502,809	5,580,553	5,745,702	4,138,024
Short-term borrowings	783,153	722,416	688,504	472,923	610,912
Long-term borrowings	186,322	175,006	245,880	285,995	96,516
Junior subordinated notes issued to capital trusts	166,657	179,096	179,162	179,230	123,526
Liabilities held for sale	344,643	379,294	361,008	372,469	367,453
Accrued expenses and other liabilities	74,972	72,464	76,239	73,338	61,175
Total liabilities	7,078,991	7,031,085	7,131,346	7,129,657	5,397,606

Stockholders' Equity
Common stock, ($0.01 par value; authorized 40,000,000 shares; issued
37,345,661 , 37,342,031, 37,332,328, 37,330,205 and 28,916,945
shares at June 30, 2007, March 31, 2007, December 31, 2006,
September 30, 2006, and June 30, 2006, respectively)	373	373	373	373	289
Additional paid-in capital	439,450	439,164	439,502	439,906	142,489
Retained earnings	463,359	448,855	437,353	425,867	416,214
Accumulated other comprehensive income	(12,028)	(3,690)	(7,602)	(8,699)	(20,108)
Less: 1,442,588 , 818,372, 666,120, 747,612 and 785,241 shares of treasury stock, at cost, at June 30, 2007, March 31, 2007, December 31, 2006,
September 30, 2006 and June 30, 2006, respectively	(48,837)	(28,000)	(22,674)	(25,980)	(27,607)
Total stockholders' equity	842,317	856,702	846,952	831,467	511,277

Total liabilities and stockholders' equity	$7,921,308	$7,887,787	$7,978,298	$7,961,124	$5,908,883

MB FINANCIAL, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except common share data)
(Unaudited)

	Three months ended					Six months ended
	June 30,	March 31,	December, 31	September 30,	June 30,	June 30,	June 30,
	2007	2007	2006	2006	2006	2007	2006
Interest income:
Loans	$ 96,793	$ 93,933	$ 94,175	$ 82,777	$ 69,127	$ 190,726	$ 133,242
Investment securities available for sale:
Taxable	13,163	14,348	15,904	13,327	11,172	27,511	22,605
Nontaxable	3,325	3,302	3,191	2,911	2,637	6,627	5,153
Federal funds sold	67	235	528	41	85	302	205
Other interest bearing accounts	49	50	68	70	75	99	174
Total interest income	113,397	111,868	113,866	99,126	83,096	225,265	161,379
Interest expense:
Deposits	46,337	45,453	47,269	38,704	29,585	91,790	55,135
Short-term borrowings	9,390	8,618	6,438	7,580	6,564	18,008	13,926
Long-term borrowings and junior subordinated notes	5,316	5,900	6,223	4,402	3,410	11,216	6,515
Total interest expense	61,043	59,971	59,930	50,686	39,559	121,014	75,576
Net interest income	52,354	51,897	53,936	48,440	43,537	104,251	85,803
Provision for loan losses	3,000	3,813	3,500	4,000	1,500	6,813	2,600
Net interest income after provision for loan losses	49,354	48,084	50,436	44,440	42,037	97,438	83,203
Other income:
Loan service fees	1,388	1,537	1,278	1,101	1,282	2,925	3,021
Deposit service fees	5,624	5,158	5,244	4,963	4,675	10,782	9,238
Lease financing, net	3,744	3,996	3,895	2,832	3,398	7,740	6,642
Brokerage fees	3,216	2,452	2,061	2,559	2,418	5,668	4,698
Trust and asset management fees	2,666	3,190	2,326	1,736	1,449	5,856	2,854
Net (loss) gain on sale of investment securities	(2,077)	(24)	82	(121)	(25)	(2,101)	(406)
Increase in cash surrender value of life insurance	1,269	1,221	1,184	1,012	869	2,490	1,768
Net gain (loss) on sale of other assets	9,059	22	55	(296)	4	9,081	1,101
Merchant card processing	4,045	3,878	3,434	1,820	870	7,923	1,594
Other operating income	1,786	1,514	1,807	1,630	987	3,300	2,208
	30,720	22,944	21,366	17,236	15,927	53,664	32,718
Other expense:
Salaries and employee benefits	26,813	24,999	26,961	23,435	19,411	51,812	38,511
Occupancy and equipment expense	7,054	7,200	6,733	6,267	5,783	14,254	11,462
Computer services expense	1,857	1,817	1,746	1,627	1,470	3,674	2,908
Advertising and marketing expense	1,444	1,410	1,049	1,265	1,130	2,854	2,283
Professional and legal expense	656	530	368	713	447	1,186	946
Brokerage fee expense	1,403	1,271	1,087	1,405	1,301	2,674	2,494
Telecommunication expense	689	681	693	659	558	1,370	1,265
Other intangibles amortization expense	878	881	972	523	236	1,759	476
Merchant card processing	3,474	3,270	3,045	1,689	800	6,744	1,476
Other operating expenses	7,805	4,747	4,676	4,317	3,984	12,552	8,023
	52,073	46,806	47,330	41,900	35,120	98,879	69,844
Income before income taxes	28,001	24,222	24,472	19,776	22,844	52,223	46,077
Income taxes	8,394	7,043	7,331	6,058	6,756	15,437	13,880
Income from continuing operations	$ 19,607	17,179	$ 17,141	$ 13,718	$ 16,088	$ 36,786	$ 32,197
Discontinued operations
Income from discontinued operations before income taxes	1,803	1,429	1,442	1,567	1,626	3,232	3,204
Income taxes	369	487	495	544	568	856	1,116
Income from discontinued operations	1,434	942	947	1,023	1,058	2,376	2,088
Net income	$ 21,041	$ 18,121	$ 18,088	$ 14,741	$ 17,146	$ 39,162	$ 34,285
Common share data:
Basic earnings per common share from continuing operations	$ 0.54	$ 0.47	$ 0.47	$ 0.44	$ 0.57	$ 1.01	$ 1.14
Basic earnings per common share from discontinued operations	$ 0.04	$ 0.02	$ 0.02	$ 0.03	$ 0.04	$ 0.06	$ 0.08
Basic earnings per common share	$ 0.58	$ 0.49	$ 0.49	$ 0.47	$ 0.61	$ 1.07	$ 1.22
Diluted earnings per common share from continuing operations	$ 0.53	$ 0.46	$ 0.46	$ 0.43	$ 0.56	$ 1.00	$ 1.12
Diluted earnings per common share from discontinued operations	$ 0.04	$ 0.03	$ 0.03	$ 0.03	$ 0.04	$ 0.06	$ 0.07
Diluted earnings per common share	$ 0.57	$ 0.49	$ 0.49	$ 0.46	$ 0.60	$ 1.06	$ 1.19
Weighted average common shares outstanding	36,239,731	36,630,323	36,583,607	31,529,245	28,130,670	36,433,948	28,209,289
Diluted weighted average common shares outstanding	36,744,473	37,180,928	37,156,887	32,055,721	28,636,728	36,958,570	28,718,808

MB FINANCIAL, INC. & SUBSIDIARIES
SELECTED FINANCIAL DATA
(Amounts in thousands, except common share data)
(Unaudited)
	Three months ended					Six months ended
	June 30,	March 31,	December, 31	September 30,	June 30,	June 30,	June 30,
	2007	2007	2006	2006	2006	2007	2006

Performance Ratios (continuing operations):
Annualized return on average assets	1.00%	0.88%	0.86%	0.79%	1.10%	0.94%	1.12%
Annualized return on average equity	9.25	8.18	8.08	8.47	12.66	8.72	12.73
Annualized return on average tangible equity (1)	17.87	15.85	15.94	13.67	17.31	16.86	17.38
Net interest rate spread	2.79	2.80	2.85	2.96	3.20	2.79	3.20
Efficiency ratio (2)	59.86	60.98	61.47	62.18	57.64	60.38	57.37

Net interest margin	3.20	3.21	3.26	3.34	3.55	3.21	3.54
Tax equivalent effect	0.11	0.12	0.11	0.11	0.11	0.11	0.11
Net interest margin – fully tax equivalent basis (3)	3.31	3.33	3.37	3.45	3.66	3.32	3.65

Performance Ratios (total):
Annualized return on average assets	1.07%	0.93%	0.91%	0.85%	1.17%	1.00%	1.19%
Annualized return on average equity	9.93	8.63	8.53	9.10	13.50	9.28	13.55
Annualized return on average tangible equity (1)	19.14	16.69	16.79	14.67	18.43	17.92	18.50
Net interest rate spread	2.80	2.82	2.85	2.97	3.18	2.81	3.19
Efficiency ratio (2)	59.44	60.71	61.33	61.87	57.56	60.03	57.31

Net interest margin	3.22	3.24	3.26	3.35	3.54	3.23	3.54
Tax equivalent effect	0.12	0.11	0.11	0.10	0.12	0.11	0.12
Net interest margin – fully tax equivalent basis (3)	3.34	3.35	3.37	3.45	3.66	3.34	3.66

Asset Quality Ratios:
Non-performing loans to total loans	0.42%	0.46%	0.43%	0.41%	0.43%	0.42%	0.43%
Non-performing assets to total assets	0.28	0.30	0.31	0.25	0.29	0.28	0.29
Allowance for loan losses to total loans	1.14	1.16	1.19	1.20	1.16	1.14	1.16
Allowance for loan losses to non-performing loans	270.92	252.80	274.75	293.49	270.59	270.92	270.59
Net loan charge-offs to average loans (annualized)	0.21	0.33	0.24	0.46	0.10	0.27	0.11

Capital Ratios:
Tangible equity to assets (4)	5.92%	6.13%	5.93%	5.72%	6.55%	5.92%	6.55%
Equity to total assets	10.63	10.86	10.62	10.44	8.65	10.63	8.65
Book value per share (5)	23.46	23.46	23.10	22.73	18.17	23.46	18.17
Less: goodwill and other intangible assets, net of
tax benefit, per common share	11.05	10.88	10.85	10.91	4.74	11.05	4.74
Tangible book value per share (6)	12.41	12.58	12.25	11.82	13.43	12.41	13.43

Total capital (to risk–weighted assets)	11.62%	11.89%	11.80%	11.72%	12.44%	11.62%	12.44%
Tier 1 capital (to risk-weighted assets)	10.09	10.58	10.49	10.39	11.29	10.09	11.29
Tier 1 capital (to average assets)	8.25	8.50	8.39	9.51	8.99	8.25	8.99

(1)
Net cash flow available to stockholders (net income or net income on continuing operations, as appropriate, plus other intangibles amortization expense, net of tax benefit) / Average tangible equity (average equity less average goodwill and average   other intangibles, net of tax benefit)

(2)	Equals total other expense divided by the sum of net interest income on a fully tax equivalent basis and total other income less net gains (losses) on securities available for sale.
(3)	Represents net interest income, on a fully tax equivalent basis assuming a 35% tax rate, as a percentage of average interest earning assets.
(4)	Equals total ending stockholders’ equity less goodwill and other intangibles, net of tax benefit, divided by total assets less goodwill and other intangibles, net of tax benefit.
(5)	Equals total ending stockholders’ equity divided by common shares outstanding.
(6)	Equals total ending stockholders’ equity less goodwill and other intangibles, net of tax benefit, divided by common shares outstanding

NON-GAAP FINANCIAL INFORMATION

This press release contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP).  These measures include net income and fully diluted earnings per share excluding certain items, net interest income on a fully tax equivalent basis, net interest margin on a fully tax equivalent basis, tangible equity to assets ratio, tangible book value per share, and annualized cash return on average tangible equity.  Our management uses these non-GAAP measures in its analysis of our performance.  The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate.  Management believes that it is a standard practice in the banking industry to present net interest income and net interest margin on a fully tax equivalent basis, and accordingly believes that providing these measures may be useful for peer comparison purposes.  The other measures exclude the ending balances of acquisition-related goodwill and other intangible assets, net of tax benefit, in determining tangible stockholders’ equity.  Management believes the presentation of these other financial measures excluding the impact of such items provides useful supplemental information that is helpful in understanding our financial results, as they provide a method to assess management’s success in utilizing our tangible capital.  These disclosures should not be viewed as substitutes for the results determined to be in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

The following table presents a reconciliation of tangible equity to stockholders’ equity (in thousands):

	June 30, 2007	March 31, 2007	December 31, 2006	September 30, 2006	June 30, 2006

Stockholders’ equity – as reported	$ 842,317	$ 856,702	$ 846,952	$ 831,467	$ 511,277
Less: goodwill	379,047	379,047	379,047	379,867	125,358
Less: other intangible assets, net of tax benefit	17,613	18,184	18,756	19,388	7,877
Tangible equity	$ 445,657	$ 459,471	$ 449,149	$ 432,212	$ 378,042

The following table presents a reconciliation of average tangible equity to average stockholders’ equity (in thousands):

	Three months ended					Six months ended
	June 30, 2007	March 31, 2007	December 31, 2006	September 30, 2006	June 30, 2006	June 30, 2007	June 30, 2006

Average Stockholders’ equity – as reported	$ 849,816	$ 851,785	$ 841,353	$ 642,651	$ 509,566	$ 850,795	$ 510,231
Less: average goodwill	379,047	379,047	379,957	222,448	125,184	379,047	125,097
Less: average other intangible assets, net of tax benefit	17,805	18,396	19,113	12,310	7,951	18,099	8,028
Average Tangible equity	$ 452,964	$ 454,342	$ 442,283	$ 407,893	$ 376,431	$ 453,649	$ 377,106

The following table presents a reconciliation of net cash flow available to stockholders to net income from continuing operations (in thousands):

	Three months ended					Six months ended
	June 30, 2007	March 31, 2007	December 31, 2006	September 30, 2006	June 30, 2006	June 30, 2007	June 30, 2006

Net income – as reported	$ 19,607	$ 17,179	$ 17,141	$ 13,718	$ 16,088	$ 36,786	$ 32,197
Add: other intangible amortization expense, net of tax benefit	571	573	632	340	153	1,143	309
Net cash flow available to stockholders	$ 20,178	$ 17,752	$ 17,773	$ 14,058	$ 16,241	$ 37,929	$ 32,506

The following table presents a reconciliation of net cash flow available to stockholders to net income (in thousands):

	Three months ended					Six months ended
	June 30, 2007	March 31, 2007	December 31, 2006	September 30, 2006	June 30, 2006	June 30, 2007	June 30, 2006

Net income – as reported	$ 21,041	$ 18,121	$ 18,088	$ 14,741	$ 17,146	$ 39,162	$ 34,285
Add: other intangible amortization expense, net of tax benefit	571	573	632	340	153	1,143	309
Net cash flow available to stockholders	$ 21,612	$ 18,694	$ 18,720	$ 15,081	$ 17,299	$ 40,305	$ 34,594

Reconciliations of net interest income on a fully tax equivalent basis to net interest income and net interest margin on a fully tax equivalent basis to net interest margin are contained in the tables under “Net Interest Margin.”  A reconciliation of tangible book value per share to book value per share is contained in the “Selected Financial Ratios” table.

NET INTEREST MARGIN

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, and the resultant costs, expressed both in dollars and rates (dollars in thousands):

	Three Months Ended June 30,						Three Months Ended March 31,
	2007			2006			2007
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate

Interest Earning Assets:
Loans (1) (2):
Commercial related credits
Commercial	$ 1,140,869	$ 22,635	7.85%	$ 836,485	$ 16,750	7.92%	$ 1,031,079	$ 20,406	7.92%
Commercial – nontaxable (3)	7,693	142	7.30	4,075	71	6.89	15,168	336	8.86
Commercial loans collateralized by assignment of lease payments	402,079	6,984	6.95	280,357	4,703	6.71	387,006	6,613	6.84
Real estate commercial	1,587,338	29,261	7.29	1,295,757	23,564	7.19	1,581,988	28,905	7.31
Real estate construction	854,090	18,426	8.53	598,637	13,289	8.78	853,203	18,186	8.53
Total commercial related credits	3,992,069	77,448	7.67	3,015,311	58,377	7.66	3,868,444	74,446	7.70
Other loans
Real estate residential	572,515	9,228	6.45	378,072	6,127	6.48	581,409	9,333	6.42
Home equity	356,205	6,783	7.64	220,722	4,315	7.84	370,708	7,044	7.71
Indirect	125,848	2,373	7.56	-	-	-	114,317	2,214	7.85
Consumer loans	53,185	1,011	7.62	23,425	333	5.70	54,939	1,014	7.49
Total other loans	1,107,753	19,395	7.02	622,219	10,775	6.95	1,121,373	19,605	7.09

Total loans	5,099,822	96,843	7.62	3,637,530	69,152	7.63	4,989,817	94,051	7.64

Taxable investment securities	1,088,104	13,163	4.84	981,334	11,173	4.55	1,183,744	14,348	4.85
Investments securities exempt from federal income taxes (3)	358,761	5,115	5.64	289,695	4,056	5.54	360,015	5,080	5.64
Federal funds sold	5,099	67	5.20	7,005	85	4.80	18,003	235	5.22
Other interest bearing deposits	6,245	49	3.15	7,975	75	3.77	6,579	50	3.08
Total interest earning assets	6,558,031	115,237	7.05	4,923,539	84,541	6.89	6,558,158	113,764	7.04
Assets held for sale	399,584			406,441			387,919
Non-interest earning assets	931,340			537,013			933,684
Total assets	$ 7,888,955			$ 5,866,993			$ 7,879,761

Interest Bearing Liabilities:
Core funding:
Money market and NOW accounts	1,181,417	9,293	3.16	632,131	3,318	2.11	1,070,252	7,730	2.93
Savings accounts	438,093	813	0.74	440,287	752	0.69	459,109	864	0.76
Certificates of deposit	2,295,965	27,588	4.82	1,463,917	14,921	4.09	2,325,728	27,582	4.81
Customer repos	298,323	2,868	3.86	171,206	1,203	2.82	309,051	2,893	3.80
Total core funding	4,213,798	40,562	3.86	2,707,541	20,194	2.99	4,164,140	39,069	3.81

Wholesale funding:
Public funds	293,026	3,820	5.23	131,133	1,498	4.58	257,445	3,320	5.23
Brokered accounts (includes fee expense)	391,427	4,823	4.94	785,615	9,096	4.64	489,449	5,957	4.94
Other short-term borrowings	495,660	6,522	5.28	448,771	5,361	4.79	435,620	5,725	5.33
Long-term borrowings	353,081	5,316	5.96	223,309	3,410	6.04	394,780	5,900	5.98
Total wholesale funding	1,533,194	20,481	5.36	1,588,828	19,365	4.89	1,577,294	20,902	5.37
Total interest bearing liabilities	$ 5,746,992	61,043	4.26	$ 4,296,369	39,559	3.69	$ 5,741,434	59,971	4.24
Non-interest bearing deposits	848,459			624,356			859,141
Liabilities held for sale	368,892			377,057			356,299
Other non-interest bearing liabilities	74,796			59,645			71,102
Stockholders’ equity	849,816			509,566			851,785
Total liabilities and stockholders’ equity	$ 7,888,955			$ 5,866,993			$ 7,879,761
Net interest income/interest rate spread (4)		$ 54,194	2.79%		$ 44,982	3.20%		$ 53,793	2.80%
Taxable equivalent adjustment		1,840			1,445			1,896
Net interest income, as reported		$ 52,354			$ 43,537			$ 51,897
Net interest margin (5)			3.20%			3.55%			3.21%
Tax equivalent effect			0.11%			0.11%			0.12%
Net interest margin on a fully tax equivalent basis (5)			3.31%			3.66%			3.33%

(1)	Non-accrual loans are included in average loans.
(2)
Interest income includes amortization of deferred loan origination fees of $1.8 million, $1.8 million and $1.7 million for the three months ended June 30, 2007, June 30, 2006, and March 31, 2007, respectively.

(3)	Non-taxable loan and investment income is presented on a fully tax equivalent basis assuming a 35% tax rate.
(4)
Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(5)	Net interest margin represents net interest income as a percentage of average interest earning assets.

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, and the resultant costs, expressed both in dollars and rates (dollars in thousands):

	Six Months Ended June 30,
	2007			2006
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate

Interest Earning Assets:
Loans (1) (2):
Commercial related credits
Commercial	$ 1,086,277	$ 43,041	7.88%	$ 808,721	$ 31,759	7.81%
Commercial – nontaxable (3)	11,410	478	8.33	3,481	117	6.69
Commercial loans collateralized by assignment of lease payments	394,584	13,597	6.89	276,332	9,183	6.65
Real estate commercial	1,584,678	58,166	7.30	1,298,798	46,282	7.09
Real estate construction	853,649	36,612	8.53	576,158	24,796	8.56
Total commercial related credits	3,930,598	151,894	7.69	2,963,490	112,137	7.53
Other loans
Real estate residential	576,938	18,561	6.43	374,903	12,053	6.43
Home equity	363,416	13,827	7.67	221,345	8,467	7.71
Indirect	120,114	4,587	7.70	-	-	-
Consumer loans	54,057	2,025	7.55	22,626	626	5.59
Total other loans	1,114,525	39,000	7.06	618,874	21,146	6.89

Total loans	5,045,123	190,894	7.63	3,582,364	133,283	7.50

Taxable investment securities	1,135,660	27,511	4.84	1,007,861	22,604	4.49
Investments securities exempt from federal income taxes (3)	359,384	10,195	5.64	283,520	7,927	5.56
Federal funds sold	11,515	302	5.22	8,824	205	4.62
Other interest bearing deposits	6,412	99	3.11	9,436	174	3.72
Total interest earning assets	6,558,094	229,001	7.04	4,892,005	164,193	6.77
Assets held for sale	393,784			389,190
Non-interest bearing assets	932,504			534,840
Total assets	$ 7,884,382			$ 5,816,035

Interest Bearing Liabilities:
Core funding:
Money market and NOW accounts	1,126,142	17,023	3.05	626,747	6,042	1.94
Savings accounts	448,543	1,677	0.75	449,284	1,595	0.72
Certificates of deposit	2,310,764	55,170	4.81	1,448,946	28,299	3.94
Customer repos	303,657	5,761	3.83	159,397	2,125	2.69
Total core funding	4,189,106	79,631	3.83	2,684,374	38,061	2.86

Wholesale funding:
Public funds	275,334	7,140	5.23	142,768	3,120	4.41
Brokered accounts (includes fee expense)	440,167	10,780	4.94	719,442	16,078	4.51
Other short-term borrowings	465,806	12,247	5.30	505,757	11,800	4.70
Long-term borrowings	373,816	11,216	5.97	214,091	6,515	6.05
Total wholesale funding	1,555,123	41,383	5.37	1,582,058	37,513	4.78

Total interest bearing liabilities	$ 5,744,229	121,014	4.25	$ 4,266,432	75,574	3.57
Non-interest bearing deposits	853,771			618,771
Liabilities held for sale	362,630			360,113
Other non-interest bearing liabilities	72,957			60,488
Stockholders’ equity	850,795			510,231
Total liabilities and stockholders’ equity	$ 7,884,382			$ 5,816,035
Net interest income/interest rate spread (4)		$ 107,987	2.79%		$ 88,619	3.20%
Taxable equivalent adjustment		3,736			2,816
Net interest income, as reported		$ 104,251			$ 85,803
Net interest margin (5)			3.21%			3.54%
Tax equivalent effect			0.11%			0.11%
Net interest margin on a fully tax equivalent basis (5)			3.32%			3.65%

(1)	Non-accrual loans are included in average loans.
(2)	Interest income includes amortization of deferred loan origination fees of $3.5 million and $3.4 million for the six months ended June 30, 2007, and June 30, 2006, respectively.
(3)	Non-taxable loan and investment income is presented on a fully tax equivalent basis assuming a 35% tax rate.
(4)
Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(5)	Net interest margin represents net interest income as percentage of average interest earning assets.